EXHIBIT 10.2

LOCK-UP AGREEMENT

January 31, 2006

Gulf Island Fabrication, Inc.

583 Thompson Road

Houma, Louisiana 70363

Re:	Lock-Up Agreement Delivered Pursuant to Section 2.9(a) of

Asset Purchase Agreement, dated December 20, 2005

Dear Sirs:

Reference is made to that certain Asset Purchase and Sale Agreement, dated December 20, 2005 (the “Purchase Agreement”), by and among Gulf Island Fabrication, Inc. a Louisiana corporation (“Gulf Island”), New Vision, L.P., a Texas limited partnership (“Buyer”), on the one hand, and Gulf Marine Fabricators, a Texas general partnership (“Seller”), and Technip-Coflexip USA Holdings, Inc., a Delaware corporation (“Parent”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

For an in consideration of the Purchase Price, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Seller and Parent hereby agrees with Gulf Island and Buyer that, during the Lock-Up Period (as hereinafter defined), Seller will not, and Parent shall cause Seller not to, without the prior written consent of Gulf Island, directly or indirectly, (i) offer, sell, contract to sell, lend or otherwise dispose of or transfer any shares of Gulf Island Common Stock issued pursuant to Section 2.3 of the Purchase Agreement or any securities received as a distribution thereon or otherwise with respect thereto, whether now owned or hereafter acquired by Seller or with respect to which Seller has or hereafter acquires the power of disposition, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such shares of Gulf Island Common Stock, whether any such swap or transaction described in (i) or (ii) above is to be settled by the delivery of shares of Gulf Island Common Stock or other securities, in cash or otherwise.

The foregoing paragraph shall not, however, prohibit Seller from conveying its Gulf Island Common Stock to Parent or another subsidiary of Parent provided that (i) such conveyance complies with applicable securities laws and (ii) prior to such conveyance, the new

January 31, 2006

holder of the Gulf Island Common Stock enters into a replacement lock-up agreement with Gulf Island on the same terms as set forth herein.

For purposes hereof, the “Lock-Up Period” means the period commencing on the Closing Date and ending on the second anniversary of the Closing Date; provided, however, that, if, prior to the second anniversary of the Closing Date, Gulf Island notifies Seller in writing under Section 5.18 of the Purchase Agreement that Gulf Island has determined that, under applicable antitrust laws, Gulf Island cannot nominate the Seller Director to Gulf Island’s Board of Directors or, if the Seller Director is already serving on Gulf Island’s Board of Directors, that the Seller Director must resign in order to comply with applicable antitrust laws, the Lock-Up Period shall expire on the later to occur of Seller’s receipt of such notice or the first anniversary of the Closing Date.

Very truly yours,

GULF MARINE FABRICATORS

By: Gulf Deepwater Fabricators, Inc., its partner

By:	/s/ Luc Messier
Name: Luc Messier Its: President

By: Gulf Deepwater Yards, Inc., its partner

By:	/s/ Luc Messier
Name: Luc Messier Its: President

TECHNIP-COFLEXIP USA HOLDINGS, INC.

By:	/s/ Stuart Bannerman
Name: Stuart Bannerman Title: Treasurer and Chief Financial Officer

January 31, 2006

Agreed and Accepted this 31st day of January, 2006

GULF ISLAND FABRICATION, INC.

By:	/s/ Kerry J. Chauvin
Name: Kerry J. Chauvin Title: President